Exhibit 99.1

August 14, 2002

Endocardial Solutions Announces First Successful Human NAVEX Procedure

MINNEAPOLIS / ST. PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) announced today that its first successful NAVEX procedure was performed at Sinai Medical Center in Milwaukee by Jasbir Sra, MD, Clinical Professor of Medicine at the University of Wisconsin.   “The NAVEX technology is a significant improvement in non-fluoroscopic navigation of multiple cardiac catheters”, said Dr. Sra.  “I was able to quickly and easily visualize my catheters against the backdrop of the excellent chamber geometry we see in EnSite procedures.  We believe there are substantial benefits in utilizing NAVEX in less complicated procedures where EnSite is not necessary but where we want better spatial orientation, visualization, and catheter navigation without the use of fluoroscopy”, concluded Dr. Sra.

“This case confirms the human clinical utility of NAVEX, which will expand our product offering and strengthen our commitment to developing tools which improve and facilitate the diagnosis and treatment of cardiac arrhythmias.   We expect to launch NAVEX in April of next year”, said Frank Callaghan, Vice President of Research and Development.

“NAVEX will allow the EnSite 3000® workstation to be used in a cases ranging in varying degrees of difficulty.  This is one of three product offerings we expect to bring to market in the first half of next year”, said Jim Bullock, President and Chief Executive Officer.

The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928  jbullock@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959  bgutzke@endocardial.com